HSBC USA INC. Reverse Convertible Notes linked to the common stock of Valero Energy Corporation
Filed Pursuant to Rule 433
Registration No. 333-158385
August 20, 2009
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

Terms used in this free writing prospectus are described or defined in the product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus. The notes are not principal protected, and you may lose some or all of your principal.

The purchaser of a note will acquire a security linked to a single reference asset.  Although the offering relates to the reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or as to the suitability of an investment in the related notes.  The following key terms relate to this notes offering:

•     Principal Amount: $1,000.00 per note
•     Issuer: HSBC USA Inc.
•    Offering Period End Date: August 20, 2009 at 4:00 pm, New York City time
•     Initial Public Offering Price: $1,000 per note (100 percent)
•     Initial Valuation Date: August 19, 2009
•     Issue Date: August 25, 2009
•    Observation Date: The final valuation date, subject to adjustment as described in the product supplement.  The market price of the reference asset will be evaluated against the barrier price on the observation date and only the observation date, notwithstanding the disclosure under "VALUATION OF THE NOTES – At Maturity” on PS-7 of the product supplement which contemplates multiple evaluations of the market price of the reference asset against the barrier price during the term of the notes.
•     Initial Price: $17.65, the market price (as described herein) of the reference asset on the initial valuation date.
•     Barrier Price: $13.24, the product of the barrier level of the reference asset multiplied by its initial price.
•     Final Price: The market price of the reference asset on the final valuation date.

•     Payment At Maturity: At maturity for each note you hold, you will receive any accrued and unpaid interest in addition to either (a) the physical delivery amount or (b) the $1,000 principal amount.  You will receive the physical delivery amount if on the observation date, the market price (as defined below) of the reference asset is below the barrier price. A $1,000 investment in the notes will pay $1,000 at maturity if, and only if, on the observation date, the market price of the reference asset is not below the barrier price.
•     Interest Payment Dates: Annually, on August 25, 2010, August 25, 2011 and the maturity date.  If any interest payment date falls on a day that is not a business day then any payment required to be made on such interest payment date will instead be made on the next succeeding business day; provided, however, that the final interest payment will be made with the payment at maturity.
•     Listing: The notes will not be listed on any U.S. securities exchange or quotation system.
•     Agent’s Discount per Note / Total: The agent’s discount may vary and will be determined on the initial valuation date.
•     Proceeds to HSBC USA Inc. per Note / Total: The proceeds to us will depend on the agent’s discount and will be determined on the initial valuation date.
•     Form of notes: Book-Entry.

REFERENCE ASSET/ REFERENCE ASSET ISSUER (TICKER)	INTEREST RATE (PER ANNUM)	BARRIER LEVEL	ISSUE AMOUNT	PHYSICAL DELIVERY AMOUNT (1)	AGENT’S DISCOUNT OR COMMISSION / TOTAL (2)	PROCEEDS TO US / TOTAL	CUSIP / ISIN	FINAL VALUATION DATE(3)	MATURITY DATE(4)
VALERO ENERGY CORPORATION (VLO)	10.00%	75.00%	TBD	56.65722	TBD	TBD	4042K0YU3 /	August 20, 2012	August 23, 2012

 (1) The physical delivery amount was determined by the calculation agent on the initial valuation date by dividing the principal amount of each note by the initial price of the reference asset. Subject to adjustment by the calculation agent in the event of certain corporate events relating to the reference asset issuer as described in “VALUATION OF THE NOTES – Adjustments” on PS-11 of the Product Supplement.
(2) Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission / Total,” above.
(3) The final valuation date is subject to adjustment as described in the product supplement.
(4) Expected. The maturity date will be 3 business days after the final valuation date and is subject to adjustment as described in the product supplement.

See “Risk Factors” in this free writing prospectus beginning on page FWP-2, in the product supplement beginning on page PS-3 and in the prospectus supplement beginning on page S-3 for a description of risks relating to an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

HSBC SECURITIES (USA) INC. August 20, 2009

GENERAL TERMS

This free writing prospectus relates to a note offering linked to the reference asset identified on the cover page.  The purchaser of a note will acquire a security linked to a single reference asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the note offering relates to the reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009. If the terms of the notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-2 of this document, page PS-3 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus supplement, prospectus addendum and product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, prospectus addendum and product supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc., the agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, prospectus addendum and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019790/v145830_424b2.htm
•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

RISK FACTORS

The following highlights some, but not all, of the risk considerations relevant to investing in a note. Investing in the notes is not equivalent to investing directly in the reference asset. We urge you to read the section “Risk Factors” beginning on page PS-3 of the product supplement and page S-3 of the prospectus supplement.

As you review ”Risk Factors” in the prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The notes are not principal protected and you may lose some or all of your principal.

The principal amount of your investment is not protected and you may receive less than, and possibly lose all of, the amount you invest.  You will lose some or all of your principal if on the observation date, the market price (as defined below) of the reference asset is below the barrier price. A $1,000 investment in the notes will pay $1,000 at maturity if, and only if, on the observation date, the market price of the reference asset is not below the barrier price.  If you receive the physical delivery amount at maturity, the market value of the shares of the reference asset you receive per note will be less than the principal amount of your note and may be zero.  Accordingly, you may lose the entire principal amount of each note you purchase.

We cannot predict the final price of any reference asset on the final valuation date.

You will not participate in any appreciation in the value of the reference asset.

You will not participate in any appreciation in the value of the reference asset. If the final price of the reference asset is greater than the initial price of the reference asset, the sum of any interest payments you receive during the term of the notes and the principal payment you receive at maturity will not reflect the performance of the reference asset. Under no circumstances, regardless of the extent to which the value of the reference asset appreciates, will your return exceed the interest rate specified on the cover page. Therefore, you may earn significantly less by investing in the notes than you would have earned by investing directly in the reference asset.

Because the tax treatment of the notes is uncertain, the material U.S. federal income tax consequences of an investment in the notes are uncertain.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of your note. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” beginning on page FWP-4 of this free writing prospectus and “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit” in the prospectus supplement.

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Please note that the prospectus, prospectus supplement, prospectus addendum, product supplement and this free writing prospectus do not describe all the risks of an investment in the notes. We urge you to consult your own financial and legal advisors as to the risks entailed by an investment in the notes.

The notes are not insured by any governmental agency of the United States or any other jurisdiction and are subject to the credit risk of HSBC USA Inc., as issuer of the notes.

The notes are senior unsecured debt obligations of the issuer and are not, either directly or indirectly, an obligation of any third party.  The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of HSBC

USA Inc., and in the event that HSBC USA Inc. is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes or accrued and unpaid interest due to you. As a result, the actual and perceived creditworthiness of HSBC USA Inc. may affect the market value of the notes and, in the event the issuer were to default on its obligations, you may not receive the contingent principal protection or any other amounts owed to you under the terms of the notes.  This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

The payment you receive at maturity is linked to the performance of the common stock of a single company.

The price of the reference asset can rise or fall sharply due to factors specific to that reference asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economics and political conditions.

The notes will not be listed on any securities exchanges or quotation system.

The notes will not be listed on any securities exchanges or quotation system. One of the issuer’s affiliates intends to offer to purchase the notes in the secondary market but is not required to do so and may cease any such market making activity at any time. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which one of the issuer’s affiliates is willing to buy the notes and you may, therefore, have to sell your notes at a significant discount. Investors must therefore be willing to hold the notes to maturity.

There is a potential conflict of interest between the issuer and you, as a holder of the notes.

We and our affiliates may engage in business with the reference asset issuer, which may present a conflict between the obligations of the issuer and you, as a holder of the notes. The calculation agent, who may be us or an affiliate, will determine the payment at maturity base on the final price.  The calculation agent can postpone the determination of the final price of the reference asset or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

In some circumstances, the payment you receive on the notes may be based on the common stock of another company and not the reference asset.

Following certain corporate events relating to the respective reference asset issuer where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective reference asset issuer or any cash or any other assets distributed to holders of the reference asset in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. For more information, see “Specific terms of the Notes – Merger Event and Tender Offer” beginning on page PS-10 of the accompanying product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash equal to your principal amount unless the final price of the reference asset is below the barrier price (as such barrier price may be adjusted by the calculation agent upon occurrence of one or more such events).

As a holder of the notes, you will not have any ownership interest or rights in the reference asset.

As a holder of the notes, you will not have any ownership interest or rights in the reference asset, such as voting rights, dividend payments or other distributions. In addition, the reference asset issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the reference asset and the notes.

We are not affiliated with the reference asset issuer.

We are not affiliated with the reference asset issuer.  We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the reference asset contained in this free writing prospectus. You should make your own investigation into the reference asset and the reference asset issuer.  We are not responsible for the reference asset issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes. Any such research, opinions or recommendations could affect the reference asset to which the notes are linked or the value of the notes.

We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time and without notice. Investors should make their own independent investigation of the merits of investing in the notes which are linked to the reference asset.

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SUMMARY

Payment at Maturity

Your payment at maturity for each note you hold will depend on the value of the reference asset on the final valuation date, compared to the barrier price of $13.24, as determined on the initial valuation date. At maturity for each note you hold, you will receive any accrued and unpaid interest in addition to either (a) the physical delivery amount or (b) the $1,000 principal amount.  You will receive the physical delivery amount if on the observation date, the market price (as defined below) of the reference asset is below the barrier price. A $1,000 investment in the notes will pay $1,000 at maturity if, and only if, on the observation date, the market price of the reference asset is not below the barrier price. If you receive the physical delivery amount at maturity, the market value of the shares of the reference asset you receive per note will be less than the principal amount of each note and may be zero. Accordingly, you may lose the entire principal amount of each note you purchase. Under some circumstances to be determined by and at the sole option of HSBC USA Inc., we may pay investors, in lieu of the physical delivery amount, the cash equivalent of such shares with a per share price equal to the final price. However, we currently expect to deliver the physical delivery amount and not cash in lieu of the physical delivery amount in the event the conditions described above occur.

As described in the product supplement, on any scheduled trading day on which the value of the reference asset must be calculated by the calculation agent, the market price of the reference asset will be the official closing price of the relevant exchange, in each case as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange.  If the reference asset is not listed or traded as described above for any reason other than a market disruption event, then the market price for the reference asset on any scheduled trading day will be the average, as determined by the calculation agent, in its sole discretion, of the bid prices for the reference  asset obtained from as many dealers in the reference asset selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

To the extent a market disruption event exists on a day on which the final price is to be determined, the market price of the reference asset will be determined on the first following scheduled trading day on which a market disruption event does not exist with respect to the reference asset; provided that if a market disruption event exists with respect to the final valuation date on five consecutive scheduled trading days, that fifth scheduled trading day shall be the final valuation date, and the calculation agent, in its sole discretion, shall determine the final price on such date. The term “market disruption event” is described and defined in the product supplement.

In the event that the final valuation date is postponed or extended and the maturity date is postponed or extended as described under “Specific Terms of the Notes – Maturity Date” in the product supplement, the related payment of principal will be made on the postponed or extended maturity date.

You may lose some or all of your principal if you invest in the notes.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture will have substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Physical Delivery Amount

If the payment at maturity per note is in physical shares of the reference asset, you will receive a number of shares referred to as the “physical delivery amount” (with any fractional shares to be paid in cash). The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of each note by the initial price of the reference asset. The physical delivery amount, the initial price of the reference asset and other amounts may change due to corporate actions.

Interest

The notes will pay interest at the interest rate specified on the front cover of this free writing prospectus, and interest payments will be made on the interest payment dates specified on the front cover of this free writing prospectus.  Interest will be computed on the basis of a 360-day year of twelve 30-day months. For more information, see “Description of the Notes – Fixed Rate Notes” in the prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. In the opinion of Sidley Austin llp, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes.  Under one reasonable approach, each note should be treated for U.S. federal income tax purposes as a put option written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at the maturity date for an amount equal to the Deposit (as defined below), or (2) “cash settle” the Put Option (i.e., require you to pay us at the maturity date the difference between the Deposit and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the principal amount of

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the note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the notes consistent with this approach.  However, other reasonable approaches are possible.  Pursuant to the terms of the notes, you agree to treat the notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes.  We also intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes.  Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Payments of Interest” in the prospectus supplement for certain U.S. federal income tax considerations applicable to non-contingent debt instruments.

The description below under “— Deposit and Put Premium” includes a chart that indicates the yield on the Deposit and the Put Premium, as described in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit.”  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes might differ.  We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

We will not attempt to ascertain whether the reference asset issuer would be treated as a United States real property holding corporation (“USRPHC”), as defined for U.S. federal income tax purposes. If the reference asset issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC by the reference asset issuer and consult your tax advisor regarding the possible consequences to you if the reference asset issuer is or becomes a USRPHC.

Deposit and Put Premium

As described in the prospectus supplement under “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,” for purposes of dividing the 10.00 percent per annum interest rate on the notes among interest on the Deposit and Put Premium,     percent constitutes interest on the Deposit and     percent constitutes Put Premium.

REFERENCE ASSET ISSUER AND REFERENCE ASSET INFORMATION

All information on the reference asset and the reference asset issuer is derived from publicly available information. Companies with securities registered under the Securities Exchange Act of 1934 (the ”Exchange Act”) are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a reference asset can be located by reference to the SEC file number specified in the description of the reference asset below.  In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100F Street, N.E., Room 1580, Washington, D.C. 20549.  Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.  We make no representation that these publicly available documents are accurate or complete. For more information, we urge you to read the section “Information Regarding the Reference Asset and the Reference Asset Issuer” in the product supplement.

Historical Performance of the Reference Asset

The graph below illustrates the performance of Valero Energy Corporation’s common stock from January 4, 1999 through August 19, 2009, based on information from Bloomberg. The market price of the reference asset on August 19, 2009 was $17.65. The dotted line represents the barrier price, equal to 75% of the market price of the reference asset on August 19, 2009. Past performance of the reference asset is not indicative of the future performance of the reference asset.

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*Actual barrier price to be determined on the initial valuation date with reference to the initial price.

The description below of the reference asset includes a table that sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the primary exchange, of the reference asset for each quarter in the period from January 2, 2003 through June 30, 2009 and for the period from July 1, 2009 through August 19, 2009. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the reference asset should not be taken as an indication of future performance of the reference asset.

HYPOTHETICAL EXAMPLES

The description below of the reference asset includes a table of hypothetical returns that is based on the assumptions outlined for the reference asset.  The table illustrates the hypothetical returns you would have earned from (i) a $1,000 investment in the notes compared to (ii) a direct investment in the reference asset (prior to the deduction of any applicable brokerage fees or charges).  The following is a general description of how the hypothetical returns in the table were determined:

•     If the final price of the reference asset is lower than the barrier price, you will receive the physical delivery amount (with any fractional shares to be paid in cash); or

•     If the final price of the reference asset is greater than or equal to the initial price of the reference asset, you will receive $1,000 at maturity

The table of hypothetical returns is provided for illustrative purposes only and is hypothetical. The table does not purport to be representative of every possible scenario concerning increases or decreases in the price of the reference asset and the payment at maturity of the notes. We cannot predict the final price of the reference asset on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. In addition, the examples assume that the reference asset has no dividend yield. You should not take these examples as an indication or assurance of the expected performance of the reference asset.

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VALERO ENERGY CORPORATION (VLO)

Description of Valero Energy Corporation

Valero Energy Corporation (“Valero”) has stated in its filings with the SEC that it owns and operates refineries in the United States, Canada and Aruba that produce gasolines, distillates, jet fuel, asphalt, petrochemicals, lubricants and other products. Valero markets branded and unbranded refined products on a wholesale basis in the United States and Canada and sells refined products through retail and wholesale outlets in the United States, Canada and Aruba.

Valero’s SEC file number is 001-13175.

Historical Performance of Valero

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2006	$63.61	$48.00	$59.78
June 30, 2006	$70.74	$55.19	$66.52
September 29, 2006	$68.83	$46.84	$51.47
December 29, 2006	$57.09	$47.52	$51.16
March 30, 2007	$66.02	$47.66	$64.49
June 29, 2007	$77.89	$63.53	$73.86
September 28, 2007	$78.68	$60.00	$67.18
December 31, 2007	$75.75	$60.80	$70.03
March 31, 2008	$71.10	$45.03	$49.11
June 30, 2008	$55.00	$39.20	$41.18
September 30, 2008	$40.74	$28.20	$30.30
December 31, 2008	$30.34	$13.94	$21.64
March 31, 2009	$26.20	$15.71	$17.90
June 30, 2009	$23.61	$15.89	$16.89
July 1, 2009 through August 19, 2009	$18.99	$15.29	$17.65

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. The hypothetical returns are rounded to the nearest hundredth decimal place. See “– Hypothetical Examples” above for more information.

Reference Asset:	Valero Common Stock

Initial Price:	$17.65

Barrier Price:	$13.24

Interest Rate:	10.00 percent per annum

Physical Delivery Amount:	56.65722 shares (fractional shares paid in cash)

Term of Notes:	3 years

Table of Hypothetical Returns

HYPOTHETICAL FINAL PRICE (% CHANGE FROM INITIAL PRICE)		RETURN ON HYPOTHETICAL DIRECT INVESTMENT IN THE REFERENCE ASSET	HYPOTHETICAL RETURN ON THE NOTES*
+	100%	100.00%	30.00%
+	90%	90.00%	30.00%
+	80%	80.00%	30.00%
+	70%	70.00%	30.00%
+	60%	60.00%	30.00%
+	50%	50.00%	30.00%
+	40%	40.00%	30.00%
+	30%	30.00%	30.00%
+	20%	20.00%	30.00%
+	10%	10.00%	30.00%
	0%	0.00%	30.00%
			Barrier Price Breached on Observation Date?
			YES	NO
-	10%	-10.00%	N/A	30.00%
-	20%	-20.00%	N/A	30.00%
-	25%	-25.00%	N/A	30.00%
-	30%	-30.00%	0.00%	N/A
-	40%	-40.00%	-10.00%	N/A
-	50%	-50.00%	-20.00%	N/A
-	60%	-60.00%	-30.00%	N/A
-	70%	-70.00%	-40.00%	N/A
-	80%	-80.00%	-50.00%	N/A
-	90%	-90.00%	-60.00%	N/A
-	100%	-100.00%	-70.00%	N/A

* Note that your return on the notes will reflect the aggregate interest payments made to you and the payment at maturity, which will be either shares of the reference asset (or, at our election, the cash value thereof) or the principal amount of your note in cash, as applicable.

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